UNITED STATES
SECURITIES AND EXCHANGE
COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):            February 1, 2005

IMMUNICON CORPORATION

(Exact name of registrant specified in its charter)

Delaware	000-50677	23-2269490
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3401 Masons Mill Rd., Suite 100, Huntingdon Valley, Pennsylvania		19006
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone, including area code: (215) 830-0777

Not applicable.
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On February 3, 2005, Immunicon Corporation (“Immunicon”) issued a press release announcing an amendment to its development, license and supply agreement with Veridex, LLC. The agreement, originally entered into on August 17, 2000 and amended on November 10, 2003, has now been amended, dated as of February 1, 2005, to modify the milestones entitled “Colorectal or Breast Cancer Adjuvant Prognosis and Recurrence Monitoring” and “Metastatic Colorectal or Prostate Cancer Therapy Monitoring.”

The milestone entitled “Colorectal or Breast Cancer Adjuvant Prognosis and Recurrence Monitoring” was amended to modify the basis of the milestone and achievement requirements to the development of an assay using Immunicon proprietary technology for analysis of tumor cells in the bone marrow of cancer patients.

The milestone entitled “Metastatic Colorectal or Prostate Cancer Therapy Monitoring” was amended to provide for progress payments triggered by certain events in the development program. A payment of $250,000 is now payable upon accrual of an adequate number of metastatic colorectal cancer patients to support a regulatory submission to the U.S. Food and Drug Administration and an additional payment of $250,000 is payable upon completion of a draft regulatory submission that is acceptable to the joint Immunicon and Veridex Steering Committee.  The superseded milestone had provided for payment of $500,000 only on Steering Committee approval of the final regulatory submission. Immunicon has already received $500,000 as a result of the enrollment of the first patient in this trial.

Item 9.01  Financial Statements and Exhibits.

(c) Exhibits.

10.1 – Amendment to Development, License and Supply Agreement, dated February 1, 2005, between Immunicon Corporation and Veridex, LLC.

99.1 – Press release dated February 3, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNICON CORPORATION

Date:	February 4, 2005	By:	/s/ JAMES G. MURPHY
		Name:	James G. Murphy
		Title:	Senior Vice President, Finance and Administration, and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Document

10.1	Amendment to Development, License and Supply Agreement, dated February 1, 2005, as amended, between Immunicon Corporation and Veridex, LLC.

99.1	Press release dated February 3, 2005.